Exhibit 3

Reconfirmation Agreement

dated as of January 27, 2020

by and between

WISeKey International Holding AG General-Guisan-Strasse 6 6300 Zug, Switzerland	(the Company)

and

Carlos Moreira 23 Chemin de Calabry 1233 Bernex, Switzerland	(the Shareholder)

(the Company and the Shareholder, each a Party and together, the Parties)

Whereas

A.	The Shareholder entered on February 6, 2016 into a shareholder agreement (the Shareholder Agreement, or the SHA) with the Company regarding the governance of certain rights and obligations of the Shareholder in his capacity as a holder of 28,600,668 Class A Shares (as defined in the Shareholder Agreement), including a lock-up obligation vis-à-vis the Company

B.	Both the Company and the Shareholder are currently not in a possession of the executed copy of the SHA.

Now, therefore, the Parties agree as follows:

1.	Confirmation

Each of the Company and the Shareholder hereby confirms that it/he is a party to the SHA (in effect as of February 6, 2016). To reestablish the terms and conditions of the SHA applicable as between the Parties, such terms are herewith restated as set out in Annex 1.

2.	Governing Law | Jurisdiction

2.1	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

2.2	Dispute Resolution

All disputes arising out of, in connection with or relating to this Agreement shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such rules, whereby each Party shall nominate one arbitrator and the two Party-appointed arbitrators shall nominate the chairperson. The place of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

[signatures on the next page]

WISeKey International Holding L

/s/ Peter Ward	/s/ Dourgam Kummer
Peter Ward Member of the Board of Directors	Dourgam Kummer Member of the Board of Directors

Carlos Moreira

/s/ Carlos Moreira

Annex 1

Agreed Restatement of the Shareholder Agreement

by and between

WISeKey International Holding AG General-Guisan-Strasse 6 6300 Zug, Switzerland	(the Company)

and

Carlos Moreira 23 Chemin de Calabry 1233 Bernex, Switzerland	(the Shareholder)

(the Company and the Shareholder, each a Party and together, the Parties)

Whereas

A.	WISeKey International Holding AG is a corporation organized under the laws of Switzerland with its registered office in Zug, Switzerland (the Company). The current share capital of the Company amounts to CHF 100,000, divided into 10,000,000 registered shares, with nominal value of CHF 0.01.

B.	The Company intends to adopt a dual class share structure with class A privileged voting shares (Stimmrechtsaktien) with a nominal value of CHF 0.01 (Class A Shares) and class B common shares with a nominal value of CHF 0.05 (Class B Shares).

C.	The Parties desire to execute this Shareholder Agreement (the Agreement) to govern certain rights and obligations of the Shareholder as a holder of Class A Shares.

Now, therefore, the Parties agree as follows:

1.	Encumbrance and Transfer Restrictions

1.1	No Encumbrances

The Shareholder hereby undertakes not to create or permit to subsist any pledge, lien, encumbrance, charge over or other security interest in, or grant any other rights in or relating to, any of his/her/its Class A Shares.

1.2	Transfer Restrictions

The Shareholder hereby undertakes not to, directly or indirectly, (1) offer, sell, transfer, convey, grant any option or contract to purchase, purchase any option or contract to sell, grant instruction rights with respect to (Weisungsrechte nach Art. 25 FISA) or otherwise dispose of, or (2) solicit any offers to purchase, otherwise acquire or be entitled to, any of his/her/its Class A Shares or any right associated therewith (the prohibited transactions pursuant to (1) and (2) collectively referred to as a Transfer), except (any Transfer made pursuant to one of the exceptions below a Permitted Transfer and any party acquiring Class A Shares in such a Permitted Transfer a Permitted Transferee):

(a)	if such Transfer is made by an individual to his/her spouse or immediate family member (or a trust therefor) or a third party for reasonable estate planning purposes, subject only to the relevant transferee agreeing to be bound by, and accede to, this Agreement and the Shareholder remaining jointly and severally liable under this Agreement; and

(b)	if such Transfer is made to one or more of Affiliates, subject only to (i) the Affiliate(s) agreeing to be bound by, and accede to, this Agreement and (ii) the Shareholder remaining jointly and severally liable under this Agreement, provided, further, that if an Affiliate ceases to be an Affiliate of the transferring Party, then such Affiliate must immediately retransfer the Shares to the Shareholder. For purposes of this provision, (A) Affiliate shall mean (x) a Person that exercises Control over a second Person or is under Control by it, or (y) any of two or more Persons which are under common Control by the same person, (B) Control shall be deemed to exist if a Person (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Person, or is otherwise able to exercise a controlling influence over another Person; and (C) Person shall mean any natural person or a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business; and

(c)	if such a Transfer is made after the Conversion of the Class A Shares pursuant to Section 3.

2.	Conversion

(a)	The Shareholder shall have the right to request the Company to put on the agenda of the Company’s next annual general meeting, the first time at the 2017 annual general meeting, an item according to which Class A Shares are, at the discretion of the respective holder of Class A Shares, converted into Class B Shares (the Conversion) listed on the SIX. The submission of any such agenda item must comply with all requirements under the Company’s articles of association and applicable law and the adoption of any Conversion is subject to the approval by shareholders in accordance with the requirements of the Company’s articles of association and applicable law.

(b)	If a Conversion is included on the agenda of the Company’s annual general meeting by the Board of Directors of the Company, whether based on a request of the Shareholder or any third party that is entitled to such request, the Shareholder herby undertakes to vote her/his/its shares in the Company in favor of the Conversion at the related Company’s shareholder meeting.

3.	Miscellaneous

3.1	Notice

All notices or other communications to be given under or in connection with this Agreement shall be in writing and delivered by hand or sent (postage prepaid) by registered, certified or express mail (return receipt requested), overnight courier or facsimile as follows:

if to Company:	WISeKey International Holding AG Attn: Corporate Secretary General-Guisan-Strasse 6 6300 Zug, Switzerland

if to Shareholder:	Carlos Moreira 23 Chemin de Calabry 1233 Bernex, Switzerland

Any notice to be given hereunder shall be deemed to have been duly given, if given prior to the expiry of a term set forth in this Agreement.

3.2	Entire Agreement

This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings of the Parties relating to such subject matter.

3.3	Entry Into Effect

This Agreement shall become effective as of the date of execution by the Shareholder and the Company. With respect to any party who is a Permitted Transferee acceding to this Agreement after its initial effective date, this Agreement shall become effective as of the date as of which such Permitted Transferee accedes to this Agreement.

3.4	Amendments

This Agreement may only be modified or amended by a document signed by each Party, except that each Party hereby approves as of the date hereof the accession of any party that has acquired Class A Shares in a Permitted Transfer. Any such accession shall be evidenced by the Permitted Transferee executing the Accession Declaration set forth in Schedule 1.

3.5	Severability

If any part or provision of this Agreement or the application of any such part or provision to any Party or circumstance shall be held to be invalid, illegal or unenforceable in any respect by any competent arbitral tribunal, court, governmental or administrative authority, (a) such invalidity, illegality or unenforceability shall not affect any other part or provision of this Agreement or the application of such part or provision to any other persons or circumstances, and (b) the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid, illegal or unenforceable, and shall execute all agreements and documents required in this connection. For the avoidance of doubt, this Article 5.5 is not intended to modify or abrogate the authority of the competent arbitral tribunal or court to replace an invalid provision of this Agreement in accordance with Swiss law.

3.6	Binding on Successors

All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and legal representatives.

4.	Governing Law | Jurisdiction

4.1	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

4.2	Dispute Resolution

All disputes arising out of, in connection with or relating to this Agreement shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such rules, whereby each Party shall nominate one arbitrator and the two Party-appointed arbitrators shall nominate the chairperson. The place of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

Schedule 1

Accession Declaration

This accession declaration (the Declaration) is made on [Month] [Day], [Year] by [___________] (the New Shareholder).

Whereas, Carlos Moreira and WISeKey International Holding AG, a company duly organized and validly existing under the laws of Switzerland, having its domicile in Zug (the Company), have entered into a shareholder agreement dated [■] (the Shareholder Agreement);

Whereas, Class A Shares in the Company are about to be transferred or issued to the New Shareholder pursuant to and in accordance with the Shareholder Agreement; and

Whereas, the Shareholder Agreement provides that no transfer of Class A Shares shall occur unless the transferee is bound by the terms of the Shareholder Agreement by signing this Declaration;

Now, therefore, the New Shareholder covenants and confirms that [he/she/it] has been supplied with and has read a copy of the Shareholder Agreement and covenants with each of the Parties to the Shareholder Agreement to observe, perform and be bound by all the terms of the Shareholder Agreement and to become a Party to the Shareholder Agreement.

Defined terms used in this Declaration shall have the meaning assigned to such terms in the Shareholder Agreement.

This Declaration shall be governed by and construed in accordance with Swiss substantive law. The arbitration agreement contained in the Shareholder Agreement shall also govern any dispute arising out or related to this Declaration.

Acknowledged and approved:

________________________
Name: